UNITED STATES
                        SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                WorldSpace, Inc.
                                (Name of Issuer)

                              Class A Common Stock
                         (Title of Class of Securities)

                                    981579105

                                 (CUSIP Number)

                                 August 4, 2005
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).








                                     Page 1 of 21 Pages

CUSIP No. 981579105                    13G                   Page 2 of 21 Pages


-------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge International LLC
-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-------------------------------------------------------------------------------
     (3)    SEC USE ONLY
-------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    $55,000,000 principal amount of convertible notes
                    (convertible into 4,068,047 shares of Class A Common Stock)

OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    $55,000,000 principal amount of convertible notes
                    (convertible into 4,068,047 shares of Class A Common Stock)
-------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             $55,000,000 principal amount of convertible notes (convertible into 4,068,047 shares of Class A Common Stock)

-------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                     [ ]
-------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             9.99% (See Item 4(a))
-------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             OO - Limited Liability Company
-------------------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 981579105                    13G                   Page 3 of 21 Pages


-------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Capital Corporation
-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-------------------------------------------------------------------------------
     (3)    SEC USE ONLY
-------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    $55,000,000 principal amount of convertible notes
                    (convertible into 4,068,047 shares of Class A Common Stock)

OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    $55,000,000 principal amount of convertible notes
                    (convertible into 4,068,047 shares of Class A Common Stock)
-------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
          $55,000,000 principal amount of convertible notes(convertible into 4,068,047 shares of Class A Common Stock)
-------------------------------------------------------------------------------
     (10) CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES
          CERTAIN SHARES ** [ ]
-------------------------------------------------------------------------------
     (11) PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          9.99% (See Item 4(a))
-------------------------------------------------------------------------------
     (12) TYPE OF REPORTING PERSON **
          OO - Limited Liability Company
-------------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 981579105                 13G                   Page 4 of 21 Pages


-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Capital L.P.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            State of Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    $55,000,000 principal amount of convertible notes
                    (convertible into 4,068,047 shares of Class A Common Stock)

OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    $55,000,000 principal amount of convertible notes
                    (convertible into 4,068,047 shares of Class A Common Stock)
----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             $55,000,000 principal amount of convertible notes (convertible into 4,068,047 shares of Class A Common Stock)
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                     [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             9.99% (See Item 4(a))
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             PN
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 981579105                   13G                   Page 5 of 21 Pages


-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Master L.P.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            State of Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    $55,000,000 principal amount of convertible notes
                    (convertible into 4,068,047 shares of Class A Common Stock)
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    $55,000,000 principal amount of convertible notes
                    (convertible into 4,068,047 shares of Class A Common Stock)
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             $55,000,000 principal amount of convertible notes (convertible into 4,068,047 shares of Class A Common Stock)
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                     [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             9.99% (See Item 4(a))
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             PN
-----------------------------------------------------------------------

                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 981579105                 13G                   Page 6 of 21 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge GP, Ltd.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    $55,000,000 principal amount of convertible notes
                    (convertible into 4,068,047 shares of Class A Common Stock)
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    $55,000,000 principal amount of convertible notes
                    (convertible into 4,068,047 shares of Class A Common Stock)
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             $55,000,000 principal amount of convertible notes (convertible into 4,068,047 shares of Class A Common Stock)
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                     [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             9.99% (See Item 4(a))
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             OO - Limited Liability Company
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 981579105                 13G                   Page 7 of 21 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge GP, LLC
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    $55,000,000 principal amount of convertible notes
                    (convertible into 4,068,047 shares of Class A Common Stock)
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    $55,000,000 principal amount of convertible notes
                    (convertible into 4,068,047 shares of Class A Common Stock)
-----------------------------------------------------------------------
     (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON $55,000,000 principal amount of convertible notes (convertible into 4,068,047 shares of Class A Common Stock)
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                     [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             9.99% (See Item 4(a))
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             OO - Limited Liability Company
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 981579105                  13G                   Page 8 of 21 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Event Driven/Relative Value Fund, Ltd.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    699,344 shares of Class A Common Stock

OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    699,344 shares of Class A Common Stock
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             699,344 shares of Class A Common Stock
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                     [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             3.37%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             CO
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 981579105                13G                   Page 9 of 21 Pages

--------------------------------------------------------------------------------

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Event Driven/Relative Value Fund, L.P.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            State of Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    100,656 shares of Class A Common Stock

OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER 100,656 shares of Class A
                    Common Stock
-----------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
             100,656 shares of Class A Common Stock
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                     [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             Less than 1%
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             PN
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 981579105                  13G                   Page 10 of 21 Pages

--------------------------------------------------------------------------------


-----------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Capital Management, LLC               20-1901985
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            State of Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    $55,000,000 principal amount of convertible notes
                    (convertible into 4,068,047 shares of Class A Common Stock)

                     800,000 shares of Class A Common Stock
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    $55,000,000 principal amount of convertible notes
                    (convertible into 4,068,047 shares of Class A Common Stock)

                    800,000 shares of Class A Common Stock
-----------------------------------------------------------------------
     (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON $55,000,000 principal amount of convertible notes (convertible into 4,068,047 shares of Class A Common Stock)

             800,000 shares of Class A Common Stock
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                     [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             9.99% (See Item 4(a))
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             OO - Limited Liability Company
-----------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 981579105                 13G                   Page 11 of 21 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Glenn Dubin
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    $55,000,000 principal amount of convertible notes
                    (convertible into 4,068,047 shares of Class A Common Stock)

                    800,000 shares of Class A Common Stock
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    $55,000,000 principal amount of convertible notes
                    (convertible into 4,068,047 shares of Class A Common Stock)

                    800,000 shares of Class A Common Stock
-----------------------------------------------------------------------
     (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON $55,000,000 principal amount of convertible notes (convertible into 4,068,047 shares of Class A Common Stock)

             800,000 shares of Class A Common Stock
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                     [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             9.99% (See Item 4(a))
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             IN
-----------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 981579105                 13G                   Page 12 of 21 Pages

--------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Henry Swieca
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    $55,000,000 principal amount of convertible notes
                    (convertible into 4,068,047 shares of Class A Common Stock)
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    $55,000,000 principal amount of convertible notes
                    (convertible into 4,068,047 shares of Class A Common Stock)
-----------------------------------------------------------------------
     (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON $55,000,000 principal amount of convertible notes (convertible into 4,068,047 shares of Class A Common Stock)
-----------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES **
                                                                     [ ]
-----------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
             9.99% (See Item 4(a))
-----------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
             IN
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 981579105                13G                   Page 13 of 21 Pages

--------------------------------------------------------------------------------

Item 1.

(a)  Name of Issuer

        WorldSpace, Inc., a Delaware corporation (the "Company").

(b)  Address of Issuer's Principal Executive Offices

        2400 N.Street, N.W.
        Washington, D.C. 20037

Item 2(a). Name of Person Filing
Item 2(b). Address of Principal Business Office
Item 2(c). Citizenship

        Highbridge International LLC
        The Cayman Corporate Centre, 4th Floor
        27 Hospital Road
        Grand Cayman, Cayman Islands, British West Indies
        Citizenship:  Cayman Islands, British West Indies

        Highbridge Capital Corporation
        The Cayman Corporate Centre, 4th Floor
        27 Hospital Road
        Grand Cayman, Cayman Islands, British West Indies
        Citizenship:  Cayman Islands, British West Indies

        Highbridge Capital L.P.
        c/o Highbridge Capital Management, LLC
        9 West 57th Street, 27th Floor
        New York, New York 10019
        Citizenship:    State of Delaware

        Highbridge Master L.P.
        c/o Harmonic Fund Services
        Cayman Financial Centre
        Tower C
        36 Dr. Roy's Drive
        George Town, Grand Cayman
        Cayman Islands, British West Indies
        Citizenship:    Cayman Islands, British West Indies

        Highbridge GP, Ltd.
        c/o Harmonic Fund Services
        Cayman Financial Centre
        Tower C
        36 Dr. Roy's Drive
        George Town, Grand Cayman
        Cayman Islands, British West Indies
        Citizenship:    Cayman Islands, British West Indies

        Highbridge GP, LLC
        c/o Harmonic Fund Services
        Cayman Financial Centre
        Tower C
        36 Dr. Roy's Drive
        George Town, Grand Cayman
        Cayman Islands, British West Indies
        Citizenship:    Cayman Islands, British West Indies

CUSIP No. 981579105                  13G                   Page 14 of 21 Pages

--------------------------------------------------------------------------------
        Highbridge Event Driven/Relative Value Fund, Ltd.
        c/o Harmonic Fund Services
        Cayman Financial Centre
        Tower C
        36 Dr. Roy's Drive
        George Town, Grand Cayman
        Cayman Islands, British West Indies
        Citizenship:    Cayman Islands, British West Indies

        Highbridge Event Driven/Relative Value Fund, L.P.
        c/o Highbridge Capital Management, LLC
        9 West 57th Street, 27th Floor
        New York, New York  10019
        Citizenship:  State of Delaware

        Highbridge Capital Management, LLC
        9 West 57th Street, 27th Floor
        New York, New York  10019
        Citizenship:  State of Delaware

        Glenn Dubin
        c/o Highbridge Capital Management, LLC
        9 West 57th Street, 27th Floor
        New York, New York 10019
        Citizenship:  United States

        Henry Swieca
        c/o Highbridge Capital Management, LLC
        9 West 57th Street, 27th Floor
        New York, New York 10019
        Citizenship:  United States

Item 2(d)  Title of Class of Securities

        Class A Common Stock, par value $0.01 per share ("Class A Common Stock")

Item 2(e)  CUSIP Number

        981579105

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or
 (c), check whether the person filing is a:

(a) [ ] Broker or dealer registered under Section 15 of the Act (15 U.S.C.
        78o).

(b) [ ] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

(c) [ ] Insurance company as defined in Section 3(a)(19) of the Act

CUSIP No. 981579105               13G                   Page 15 of 21 Pages

--------------------------------------------------------------------------------

        (15 U.S.C. 78c).

(d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

Item 4.   Ownership

        Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

        (a) Amount beneficially owned:

                Subject to the Ownership Limitation (defined below), as of the date of this filing, each Reporting Person may be deemed the beneficial owner of
(i) up to 4,068,047 shares of Class A Common Stock currently issuable to Highbridge International LLC upon the conversion of certain convertible notes issued by the Company (the "Notes"), (ii) 699,344 shares of Class A Common Stock owned outright by Highbridge Event Driven/Relative Value Fund, Ltd. And (iii) 100,656 shares of Class A Common Stock owned outright by Highbridge Event Driven/Relative Value Fund, L.P.

                The number of shares of Class A Common Stock into which the Notes are convertible is limited pursuant to the terms of the Notes to that number of shares of Class A Common Stock which would result in Highbridge International LLC having aggregate beneficial ownership of not more than 9.99% of the total issued and outstanding shares of Class A Common Stock (the "Ownership Limitation").

                Highbridge International LLC is a subsidiary of Highbridge Master L.P. Highbridge Capital Corporation and Highbridge Capital L.P. are limited partners of Highbridge Master L.P. Highbridge Capital Management, LLC is the General Partner of Highbridge Event Driven/Relative Value Fund, L.P. Highbridge GP, Ltd. is the General Partner of Highbridge Master L.P. Highbridge GP, LLC is the General Partner of Highbridge Capital L.P. Highbridge Capital Management, LLC is the trading manager of Highbridge Capital Corporation, Highbridge Capital L.P., Highbridge Master L.P. and Highbridge Event Driven/Relative Value Fund, Ltd. Glenn Dubin is a Co-Chief Executive Officer of Highbridge Capital Management, LLC. Henry Swieca is a Co-Chief Executive Officer of Highbridge

CUSIP No. 981579105                13G                   Page 16 of 21 Pages

--------------------------------------------------------------------------------

Capital Management, LLC. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of shares of Class A Common Stock owned by another Reporting Person. In addition, each of Highbridge Capital Corporation, Highbridge Capital Management, LLC, Highbridge Master L.P., Highbridge Capital L.P., Highbridge GP, Ltd., Highbridge GP, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of shares of Class A Common Stock owned by Highbridge International LLC, Highbridge Event Driven/Relative Value Fund, L.P. and Highbridge Event Driven/Relative Value Fund, Ltd.

        (b) Percent of class:

            9.99% (See Item 4(a)).

        (c) Number of shares as to which such person has:

            (i)   Sole power to vote or to direct the vote

                  0

            (ii)  Shared power to vote or to direct the vote

                  $55,000,000 principal amount of convertible notes (convertible into 4,068,047 shares of Class A
                  Common Stock)
                  800,000 shares of Class A Common Stock.

            (iii) Sole power to dispose or to direct the disposition of

                  0

            (iv)  Shared power to dispose or to direct the disposition of

                  $55,000,000 principal amount of convertible notes (convertible into 4,068,047 shares of Class A Common Stock) 800,000 shares of Class A Common Stock.

Item 5.  Ownership of Five Percent or Less of a Class

        Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

        Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

        Not applicable.

Item 8.  Identification and Classification of Members of the Group

       See Exhibit I.

CUSIP No. 981579105                13G                   Page 17 of 21 Pages

Item 9.  Notice of Dissolution of Group

        Not applicable.

Item 10. Certification

        By signing below each of the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Exhibits:

Exhibit I: Joint Filing Agreement, dated as of August 15, 2005, by and among Highbridge International LLC, Highbridge Capital Corporation, Highbridge Capital L.P., Highbridge Master L.P., Highbridge GP, Ltd., Highbridge GP, LLC, Highbridge Event Driven/Relative Value Fund, Ltd., Highbridge Event Driven/Relative Value Fund, L.P., Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca.

CUSIP No. 981579105                13G                   Page 18 of 21 Pages


SIGNATURES

        After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete, and correct.

Dated: August 15, 2005

HIGHBRIDGE INTERNATIONAL LLC             HIGHBRIDGE CAPITAL CORPORATION


By: /s/ Howard Feitelberg                By: /s/ Howard Feitelberg
    --------------------------           --------------------------------------
Name: Howard Feitelberg                  Name: Howard Feitelberg
Title: Director                          Title: Controller


HIGHBRIDGE CAPITAL L.P.                  HIGHBRIDGE MASTER L.P.

By: Highbridge GP, LLC
    its General Partner                  By: Highbridge GP, Ltd.
                                             its General Partner



By: /s/ Clive Harris                     By: /s/ Clive Harris
    --------------------------          --------------------------------------
Name: Clive Harris                       Name: Clive Harris
Title: Director                          Title: Director



HIGHBRIDGE GP, LTD.                      HIGHBRIDGE GP, LLC


                                         By: /s/ Clive Harris
                                         --------------------------------------
                                         Name: Clive Harris
By: /s/ Clive Harris                     Title: Director
-------------------------------
Name: Clive Harris
Title: Director


HIGHBRIDGE EVENT DRIVEN/RELATIVE VALUE   HIGHBRIDGE EVENT DRIVEN/RELATIVE VALUE
FUND, LTD.                               FUND, L.P.

By: Highbridge Capital Management, LLC   By: Highbridge Capital Management, LLC
    its Trading Manager                      its General Partner




By: /s/ Carolyn Rubin                    By: /s/ Carolyn Rubin
-----------------------------------      --------------------------------------
Name: Carolyn Rubin                      Name: Carolyn Rubin
Title: Deputy General Counsel            Title: Deputy General Counsel

CUSIP No. 981579105                 13G                   Page 19 of 21 Pages


HIGHBRIDGE CAPITAL MANAGEMENT, LLC


                                         /s/ Glenn Dubin
                                         --------------------------------------
                                         GLENN DUBIN
By: /s/ Carolyn Rubin
-----------------------------------
Name: Carolyn Rubin
Title: Deputy General Counsel


/s/ Henry Swieca
-----------------------------------
HENRY SWIECA

CUSIP No. 981579105                13G                   Page 20 of 21 Pages


                                    EXHIBIT I

                             JOINT FILING AGREEMENT

This will confirm the agreement by and among the undersigned that the Schedule 13G filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of the Class A Common Stock, $0.01 par value, of WorldSpace, Inc., a Delaware corporation, is being filed, and all amendments thereto will be filed, on behalf of each of the persons and entities named below in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated as of August 15, 2005

HIGHBRIDGE INTERNATIONAL LLC             HIGHBRIDGE CAPITAL CORPORATION


By: /s/ Howard Feitelberg                By: /s/ Howard Feitelberg
-----------------------------------      -------------------------------------
Name: Howard Feitelberg                  Name: Howard Feitelberg
Title: Director                          Title: Controller


HIGHBRIDGE CAPITAL L.P.                  HIGHBRIDGE MASTER L.P.

By: Highbridge GP, LLC
    its General Partner                  By: Highbridge GP, Ltd.
                                             its General Partner



By: /s/ Clive Harris
-----------------------------------
Name: Clive Harris                       By: /s/ Clive Harris
Title: Director                          -------------------------------------
                                         Name: Clive Harris
                                         Title: Director

HIGHBRIDGE GP, LTD.                      HIGHBRIDGE GP, LLC

                                         By: /s/ Clive Harris
                                         -------------------------------------
                                         Name: Clive Harris
By: /s/ Clive Harris                     Title: Director
------------------------------------
Name: Clive Harris
Title: Director


HIGHBRIDGE EVENT DRIVEN/RELATIVE VALUE   HIGHBRIDGE EVENT DRIVEN/RELATIVE VALUE
FUND, LTD.                               FUND, L.P.

By: Highbridge Capital Management, LLC   By: Highbridge Capital Management, LLC
    its Trading Manager                      its General Partner




By: /s/ Carolyn Rubin                    By: /s/ Carolyn Rubin
-------------------------------------    --------------------------------------
Name: Carolyn Rubin                      Name: Carolyn Rubin
Title: Deputy General Counsel            Title: Deputy General Counsel

CUSIP No. 981579105                 13G                   Page 21 of 21 Pages


HIGHBRIDGE CAPITAL MANAGEMENT, LLC


                                         /s/ Glenn Dubin
                                         --------------------------------------
                                         GLENN DUBIN
By: /s/ Carolyn Rubin
-------------------------------------
Name: Carolyn Rubin
Title: Deputy General Counsel


/s/ Henry Swieca
-------------------------------------
HENRY SWIECA